First Horizon continues focus on banking and capital markets with sale of

First Horizon Insurance

MEMPHIS, Tenn. --- First Horizon National Corp. (NYSE: FHN), through its principal subsidiary First Tennessee Bank, has agreed to sell First Horizon Insurance Inc. Through this sale First Horizon continues to refine its focus on regional banking as First Tennessee Bank and capital markets as FTN Financial.

First Horizon Insurance is being sold to Brown & Brown, Inc. (NYSE: BRO), one of the country’s largest insurance intermediaries. First Horizon Insurance is a property and casualty insurance agency that offers risk management services, employee benefits, personal lines and bonding to commercial clients and individuals in 40 states.

The sale is expected to close in the second quarter, subject to satisfaction of customary closing conditions. The companies expect to maintain business relationships after the closing. Terms of the sale were not disclosed.

The estimated impact to net income available to common shareholders is expected to be approximately positive $3 million, to be recognized in the first quarter.  Because the transaction provides for a reconciliation process at and after closing, additional future financial impacts are possible; currently, those future impacts are expected to be immaterial.

Other Information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, natural disasters and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 5,300 employees of First Horizon National Corp. (NYSE: FHN) provide financial services through about 180 First Tennessee Bank locations in and around Tennessee and 18 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information is available at www.fhnc.com.

For Immediate Release:	March 31, 2011
Contact:	Jack Bradley, Media Relations	(901)523-4813
	Aarti Bowman, Investor Relations	(901)523-4017